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                                   February 9, 1999



State Street Bank & Trust Company
Palmer Building
5th Floor North
One Heritage Drive
North Quincy, MA 02121


Gentlemen:

     This is to advise you that Loomis Sayles Investment Trust (the "Fund") has established a new series of shares to be known as Loomis Sayles Small Cap Growth Fund. In accordance with the Additional Funds provision in Section 17 of the Custodian Contract, dated December 31, 1993, and Article 10 of the Transfer Agency and Service Agreement dated November 1, 1996, between the Fund and State Street Bank and Trust Company, the Fund hereby requests that you act as Custodian and Transfer Agent for the new series under the terms of the respective contracts.

     Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Fund and retaining one copy for your records.

                                             LOOMIS SAYLES SMALL CAP GROWTH FUND

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                                                  By: Sheila M. Barry, Secretary


Agreed to this __ day of ______, 1999

STATE STREET BANK AND TRUST COMPANY

By:
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